EXPENSE LIMITATION AGREEMENT

  This EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of December 1, 2016, is entered into between T. Rowe Price Associates, Inc. (the “Manager”), a corporation organized and existing under the laws of the State of Maryland, and T. Rowe Price Retirement Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, on behalf of the following funds: T. Rowe Price Retirement Balanced I Fund – I Class, T. Rowe Price Retirement I 2005 Fund – I Class, T. Rowe Price Retirement I 2010 Fund – I Class, T. Rowe Price Retirement I 2015 Fund – I Class, T. Rowe Price Retirement I 2020 Fund – I Class, T. Rowe Price Retirement I 2025 Fund – I Class, T. Rowe Price Retirement I 2030 Fund – I Class, T. Rowe Price Retirement I 2035 Fund – I Class, T. Rowe Price Retirement I 2040 Fund – I Class, T. Rowe Price Retirement I 2045 Fund – I Class, T. Rowe Price Retirement I 2050 Fund – I Class, T. Rowe Price Retirement I 2055 Fund – I Class, and T. Rowe Price Retirement I 2060 Fund – I Class (each a “Fund” and collectively, the “Funds”).

  WHEREAS, the Manager is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended;

  WHEREAS, each Fund is a series of the Corporation and is an open-end management investment company registered as such with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”); and

  WHEREAS, pursuant to each Fund’s Investment Management Agreement with the Manager (each, a “Management Agreement”), the Manager is compensated indirectly for its investment management services provided to the Fund through the Fund’s investments in other funds on which the Manager receives a management fee, and each Fund bears all expenses of its organization, operations, and business, not specifically assumed or agreed to be paid by the Manager as provided in the Management Agreement; and

  WHEREAS, pursuant to each Fund’s Management Agreement, the Manager has agreed to limit the expenses that would otherwise be borne by the Fund under the Management Agreement, with certain exceptions (the “Manager Limitation”), through September 30, 2017, so that such expenses shall not exceed 0.05% of the average daily net assets of the Fund; and

  WHEREAS, the Corporation’s Board of Directors has determined that it is in the best interests of each Fund to enter into this Agreement to lower the rate of each Fund’s Manager Limitation and extend the Manager Limitation expiration dates from those currently in place in the respective Management Agreements.

  NOW, THEREFORE, the Manager and the Corporation, on behalf of the Funds, hereby agree as follows:

1. Expense Limitation.

The Manager agrees to limit the expenses borne under paragraph 2.B. of each Fund’s Management Agreement, excluding interest, expenses related to borrowing, taxes, and brokerage, nonrecurring extraordinary expenses, and acquired fund fees and expenses (collectively, “Operating

Expenses”) through September 30, 2018, so that Operating Expenses for each Fund shall not exceed the applicable limitation set out in the following table, on an annualized basis, of the Fund’s average daily net assets (hereinafter referred to as an “Expense Limitation”):

Fund	Expense Limitation
T. Rowe Price Retirement Balanced Fund – I Class	0.01%
T. Rowe Price Retirement I 2005 Fund – I Class	0.01%
T. Rowe Price Retirement I 2010 Fund – I Class	0.00%
T. Rowe Price Retirement I 2015 Fund – I Class	0.01%
T. Rowe Price Retirement I 2020 Fund – I Class	0.01%
T. Rowe Price Retirement I 2025 Fund – I Class	0.01%
T. Rowe Price Retirement I 2030 Fund – I Class	0.01%
T. Rowe Price Retirement I 2035 Fund – I Class	0.01%
T. Rowe Price Retirement I 2040 Fund – I Class	0.01%
T. Rowe Price Retirement I 2045 Fund – I Class	0.01%
T. Rowe Price Retirement I 2050 Fund – I Class	0.01%
T. Rowe Price Retirement I 2055 Fund – I Class	0.01%
T. Rowe Price Retirement I 2060 Fund – I Class	0.01%

Any Operating Expenses that exceed the applicable Expense Limitation of the average daily net assets of the applicable Fund shall be borne by the Manager and not the Fund. Any Operating Expenses paid by the Manager pursuant to the Expense Limitation are subject to reimbursement to the Manager by the applicable Fund whenever the Fund’s Operating Expenses are below the limitation provided in this Agreement. However, no reimbursement will be made more than three years after the payment of Operating Expenses by the Manager or if such reimbursement would result in the Fund’s Operating Expenses exceeding the limitation.

2.  Amendment and Termination of Agreement

This Agreement will continue with respect to the Fund at least through September 30, 2018 (the “Initial Termination Date”). Subject to approval by the Board of Directors of the Corporation, including a majority of the directors who are not interested persons of the Fund or the Manager, the Manager may agree to an additional expense limitation with respect to a Fund beyond the Initial Termination Date. This Agreement may be terminated at any time beyond the Initial Termination Date with respect to a Fund with approval by the Fund’s Board of Directors, including a majority of the directors who are not interested persons of the Fund or the Manager. This Agreement will terminate automatically with respect to a Fund upon termination of the Fund’s Management Agreement. Amendment or termination of this Agreement with respect to a Fund does not require approval by shareholders of the Fund or its separate classes of shares.

3.   Separate Agreement.

This Agreement shall be deemed to constitute a separate agreement between the Manager and each Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of date stated in the preamble.

T. ROWE PRICE RETIREMENT FUNDS, INC.	T. ROWE PRICE ASSOCIATES, INC.
/s/David Oestreicher By:___________________________________ David Oestreicher Vice President	/s/Darrell N. Braman By:___________________________________ Darrell N. Braman Vice President